FIRST AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 14th day of February, 2011, amends that certain Investment Advisory Agreement (the “Agreement”) by and between Virtus Variable Insurance Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), as follows:

1.	The Agreement is hereby amended to include Virtus Premium AlphaSector Series as an “Additional Series” pursuant to paragraph 2. Schedule A to the Agreement is hereby replaced with Schedule A attached hereto and made a part hereof.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement, as amended.

3.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS VARIABLE INSURANCE TRUST

By:	/s/ Francis G. Waltman
Name: Francis G. Waltman
Title: Senior Vice President

VIRTUS INVESTEMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name: Francis G. Waltman
Title: Senior Vice President

SCHEDULE A

Series	Annual Investment Advisory Fee
Virtus Premium AlphaSector Series	1.10%
Virtus Small-Cap Growth Series	0.85%
Virtus Small-Cap Value Series	0.90%

	1st $250 Million	Next $250 Million	Over $500 Million
Virtus Capital Growth Series	0.70%	0.65%	0.60%
Virtus Growth & Income Series	0.70%	0.65%	0.60%
Virtus Multi-Sector Fixed Income Series	0.50%	0.45%	0.40%
Virtus Strategic Allocation Series	0.60%	0.55%	0.50%
Virtus International Series	0.75%	0.70%	0.65%

	1st $1 Billion	Next $1 Billion	Over $2 Billion
Virtus Real Estate Securities Series	0.75%	0.70%	0.65%